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                                                                    EXHIBIT 99.2

NovaStar Financial, Inc. Announces Issuance of Convertible Preferred Stock

     WESTWOOD, Kan., March 30/PRNewswire/-- NovaStar Financial, Inc. (NYSE:
NFI), a non-conforming residential mortgage lender, announced today that it has completed the issuance of 4,285,714 million shares of Cumulative Convertible Preferred Stock (the "Preferred Stock") at a price of $7.00 per share, resulting in total proceeds of $30 million, which includes $25 million acquired by Wallace
R. Weitz & Company.

     Scott Hartman, Chairman and Chief Executive Officer stated, "The consummation of this transaction brings out equity capital position back in line with the level it was at during the 1998 third quarter. During the past six months we have managed our loan production to our capital base and liquidity resources. Although our short-term strategy is to continue to sell a majority of loan originations, we are now in a position to focus on growing the mortgage origination business back to its peak levels of 1998. We will return to profitability in the first quarter and on April 15 we will pay the 1998 dividend of $0.35 per share that was deferred to 1999."

     NovaStar previously announced that each share of the Preferred Stock will:
(i) be convertible, at the option of the holder, into one share of common stock; (ii) pay dividends at the rate of 7.0% per annum; and (iii) be redeemable at par by the Company at any time after March 31, 2002. After consideration of the Preferred Stock and warrants previously issued to GMAC/Residential Funding Corporation and First Union National Bank, the Company's December 31, 1998 pro forma book value per share (on a diluted basis) is $9.07.

     This issuance of the Preferred Stock and the earlier issuance of warrants in connection with financing arrangements entered into with First Union and GMAC/RFC will result in a reduction of the effective exercise price for holders of Novastar's December 9, 1996 warrants to acquire common stock at $15.00 per share. Pursuant to anti-dilution provisions contained in the 1996 warrants, each warrant exercised at $15.00 will purchase 1.29 shares of common stock, which represents an effective exercise price of $11.62 per share. This new effective exercise price is in effect without any further action required on the part of warrantholders.

     NovaStar Financial, Inc. is a real estate investment trust (REIT) that invests in the single-family residential subprime mortgage loans originated by its affiliates, NovaStar Mortgage, Inc. Mortgage loans in portfolio are financed on a long-term basis through securitization transactions that issue collaterized mortgage obligations accounted for as debt instruments. NovaStar Mortgage issues asset-backed bonds in securitization transactions that are accounted for as sales. NovaStar Financial, Inc. is located in Westwood, Kansas, a part of the Kansas City metropolitan area. NovoStar Mortgage operates its wholesale lending operation in Orange County, California, and its servicing operation in Westwood, Kansas.

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, the availability of subprime residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company's 1998 annual report on Form 10-K.